OFFSHORE STOCK SUBSCRIPTION AGREEMENT

         This Stock Subscription Agreement (the "Agreement"), dated September 16, 1996, is entered into by and between GreenMan Technologies, Inc., a Delaware corporation (the "Issuer"), and ______________ acting in its capacity as agent for certain non-U.S. persons (such non-U.S. persons, collectively, the "Purchaser").

         The Issuer has offered for sale outside the United States (as that term is defined in regulation S ("Regulation S" under the United States Securities Act of 1933, as amended (the "Act")) to the purchaser _______ shares of its common stock, $0.01 par value. Capitalized terms used herein and not defined herein shall have the meanings given to them in Regulation S.

         The parties hereto agree as follows:

         1. Purchase and Sale of Shares: Upon the basis of the representations and warranties, and subject to the terms and conditions, set forth in this Agreement, the Issuer covenants and agrees to sell the Purchaser on the Closing Date (as herein defined), _______ shares of its common stock, $0.01 par value (the "Shares"), at a price equal to $1.51 per share (the "Purchase Price"), and upon the basis of representations and warranties and subject to the terms and conditions, set forth in this Agreement, the Purchaser covenants and agrees to purchase from the Issuer on the Closing Date the Shares at the Purchase Price.

         2. Closing The closing of the purchase and sale of the Shares pursuant to Section 1 hereof shall take place on September 21, 1996, at the office of Morse, Zelnick, Rose & Lander LLP (the "Escrow Agent"), located at 450 Park Avenue, New York, New York, or at such other date, time and place as the Purchaser the Issuer may agree upon in writing (such time and date for the closing, the "Closing Date"). The legended (see Annex A) certificates representing the shares to be purchased by the Purchaser shall be delivered by, or on behalf of, the Issuer at the above-mentioned office of the Escrow Agent. The Purchase Price shall be delivered in immediately available funds by, or on behalf of the Purchaser to the Escrow Agent's account (No: 967 086 639 -Attorney Trust Account) at CHEMICAL BANK, NY. The Escrow Agent shall be instructed by the Purchaser and the Issuer to deliver the such Shares against payment therefor in accordance with the instructions of the purchaser, subject to customary settlement procedures.

         3. Representations and Warranties of the Purchaser. The Purchaser understands, and represents and warrants to, and agrees with, the Issuer, that:

                  (a) The Purchaser understands that no federal or state agency has passed on or made any recommendation or endorsement of the Shares.

                  (b) The Purchaser acknowledges that, in making to decision to purchase the Shares, it has relied solely upon independent investigators made by it and not upon any representations made by the Issuer with respect to the Issuer of r the Shares.

                  (c) The Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions or non-application from the registration requirements of federal and state securities laws and that the Issuer is relying upon the truth and accuracy of the representation, warranties, agreements acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Shares.

                  (d) The Purchaser is not a U.S. Person (as defined in Regulation S) and is not an affiliate of the Issuer.






                  (e) No offer of the Shares was made to the Purchaser in the United States

                  (f) At the time the buy order for the Shares was originated the Purchaser was located outside the United States.

                  (g) None of the Purchasers, its affiliates or any person acting on behalf of the Purchaser or any such affiliate has engaged, or will engage, in any Directed Selling Efforts with respect to the Shares; and the Purchaser and its affiliates have complied, and will comply, with the Offering Restrictions, and any other requirements, of Regulation S.

                  (h) The Purchaser is aware that the Shares have not been and will not be registered under the Act and may only be offered or sold pursuant to registration under the Act or an available exemption therefrom.

                  (i)  The Purchaser:

                           (i) will not,  during  the period  commencing  on the
Closing Date and ending on the day 40 days after the Closing Date (the "Restricted Period"), offer or sell the Shares in the United States, to a U.S. Person or for the account or benefit of a U.S. Person or other than in accordance with Rule 903 or Rule 904 of Regulation S; and

                           (ii) will,  after the  expiration  of the  Restricted
Period, offer, sell, pledge or otherwise transfer the Shares only pursuant to registration under the Act or an available exemption therefrom and, in any case, in accordance with applicable state securities laws.

                  (j) If the Purchaser offers and sells the Shares during the Restricted Period, then it will do so only: in accordance with the provisions of Regulation S; pursuant to registration of the Shares under the Act; or pursuant to an available exemption from the registration requirements of the Act.

                  (k)  The transactions contemplated by this Agreement:

                           (i)  have  not  been  pre-arranged  with a  purchaser
located in the United States or who is a U.S. Person; and

                           (ii) are not part of a plan or  scheme  to evade  the
registration provisions of the Act.

                  (l) The Purchaser is purchasing the Shares for its own account for the purpose of investment and not (i) with a view to , or for sale in connection with, any distribution thereof or (ii) for the account or on behalf of any U.S. Person.

                  (m) The Purchaser has consulted with the Issuer with respect to the transactions pursuant to this Agreement, and no objection has been raised by the Issuer.

         4. Representations and Warranties of the Issuer. The Issuer represents and warrants to, and agrees with, the Purchaser that:

                  (a) The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware.








                  (b) This Agreement has been duly authorized, executed and delivered by the Issuer and is a valid and binding agreement enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability livability relating to or affecting creditors' rights generally and to general principles of equity; and the Issuer has full corporate power and authority necessary to enter into this Agreement and to perform its obligations hereunder.

                  (c) No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Issuer or any of its affiliates is required for execution of this Agreement, including, without limitations the issuance and sale of the Shares, or the performance of its obligations hereunder.

                  (d) Neither the sale of the Shares pursuant to, nor the performance of its obligations under, this Agreement by the Issuer will:

                           (i) violate, conflict with, result in a breach of, or
Constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute default) under (A) the articles of incorporation, charter or by-laws of the Issuer or any of its affiliates, (B) any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Issuer or any of its affiliates of any Court, governmental agency or body, or arbitrator having jurisdiction over the Issuer or any of its affiliates or over the properties or assets of the Issuer or any of its affiliates, (C) the terms of any bond, debenture, lease, mortgage, deed of trust or other instrument to which the Issuer or any of its affiliates is a party, by which the Issuer or any of its affiliates subject, or (D) the terms of any "lock-up" or similar provision of an underwriting or similar agreement to which the Issuer or any of its affiliates a party; or

                           (ii)  result in the  creation  or  imposition  of any
lien, charge or encumbrance upon the Shares or any of the assets of the Issuer or any of its affiliates.

                  (e)  The Shares:

                           (i) are free and  clear  of any  security  interests,
liens, claims or other encumbrances;

                           (ii) have been duly and validly authorized and on the
Closing Date will be duly and validly issued, fully paid and nonassessable;

                           (iii) will not have been, individually  collectively,
issued or sold in violation of any preemptive or other similar rights of the holders of the securities of the Issuer;

                           (iv) will not subject the holders thereof to personal
liability by reason of being such holders; and

                           (v) are  [quoted/listed]  on, and will be,  following
the completion of the Restricted Period (if sold in accordance with the provisions of this Agreement) eligible for trading on, [the National Association of Securities Dealers Automated Quotations system ("NASDAQ") / other exchange].

                  (f) The Issuer is a Reporting Issuer and has filed all reports required to be filed by Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") during the preceding 12 months and has been subject to such filing requirements for the past 90 days.









                  (g) Where is no pending or, to the best knowledge of the Issuer, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Issuer or any of its affiliates that would materially affect the execution by the Issuer of, or the performance by the Issuer of its obligations under, this Agreement.

                  (h) The Issuer, any person representing the Issuer, and, the best knowledge of the Issuer, any other person selling or offering to sell the Shares in connection with the transaction contemplated by this Agreement, have not made, any oral communication in connection with the offer or sale of the Shares which contained any untrue statement of a material fact or omitted to the state any material fact necessary in order to make statements, in the light of the circumstances under which they were made, not misleading.

                  (i) The Issuer is not in possession of any material non-public information that, if disclosed, would, or could reasonably be expected to have, a material adverse effect on the price of the Shares.

                  (j) The sale of the Shares pursuant to this Agreement will be made in accordance with the provisions and requirements of Regulation S and any applicable state law.

                  (k) No offer to buy the Shares was made to the Issuer by any person in the Unites States.

                  (l) None of the Issuer, any affiliate of the Issuer, or any person acting on behalf of the Issuer or any such affiliate has engaged, or will engage, in any Direct Selling Efforts with respect to the Shares.

                  (m)  The transaction contemplated by this Agreement:

                           (i) have not been  pre-arranged  with a purchaser who
is in the United States or is a U.S. person; and

                           (ii) are not part of a plan or  scheme  to evade  the
registration provisions of the Act.

                  (n) The Issuer has not issued, and after the Closing Date will not issue, any stop transfer order or other order impeding the sale and delivery of the Shares except for a stop order restricting the sale of the Shares into the United States or to, or for the account or benefit of, U.S.
persons during the Restricted Period, which expires on __________, 1996.

                  (o) The Issuer has not offered to sell or sold any warrants convertible into its common stock in a transaction involving Regulation S in the past year; and there are no outstanding warrants convertible into its common stock which have been sold in a transaction involving Regulation S.

         5. Covenants of the Issuer. The Issuer covenants and agrees with the Purchaser to:

                  (a)   continue  to  comply  with  all   applicable   reporting
requirements of the Exchange Act;

                  (b) refrain from publishing or disseminating any material in connection with the offering of the Shares;

                  (c) ensure that all Offering Restrictions applicable to the sale of the Shares pursuant to this Agreement are thoroughly complied with and satisfied;

                  (d) refrain from engaging, and insure that none of its affiliates will engage, in any Direct Selling Efforts with respect to the Shares; and







                  (e) notify the Purchaser promptly if at any time during the period beginning on the date of this Agreement and ending on the Closing Date
(i) any even shall have occurred as a result of which any oral communication made by the Issuer, any person representing the Issuer, or, to the best knowledge of the Issuer, by any other person in connection with the transactions contemplated by this Agreement would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) there is any public disclosure of material information regarding the Issuer or its financial condition or results of operation;

                  (f) refrain from offering to sell or selling any shares of common stock, or warrants or other securities convertible into its common stock, in a transaction involving Regulation S for a period of 180 days following the date hereof:

         6. Conditions Precedent to the Purchaser's Obligations. The obligations of the Purchaser hereunder are subject to the performance by the Issuer of its obligations hereunder and to the satisfaction of the following additional conditions precedent:

                  (a) The representations and warranties made by the Issue in this Agreement shall, unless waived by the Purchaser, be true and corrects as of the dates hereof and at the Closing Date, with the same force and effect as if they had been made on and as of the Closing Date.

                  (b) The Company will provide an opinion of counsel confirming in substance the representations and warranties set out in paragraphs(a), (b),
(c), (d), (e) and (f) of Section 4. Such counsel will not opine as to the laws of foreign countries.

         7. Conditions Precedent to the Issuer's Obligations. The obligations to the Issuer hereunder are subject to the performance by the Purchaser of its obligations and to the satisfaction of the following additional precedent:

                  (a) The representations and warranties made by the Purchaser in this Agreement shall, unless waived by the Issuer, be true and correct as of the date hereof and at the Closing Date, with the same force and effect as if they had been made on the Closing Date.

                  (b) The delivery into escrow of the immediately available funds in the amount of purchase price for the Shares.

         8. Fees and Expenses. Each of the Purchaser and the Issuer agrees to pay its own expenses incident to the performance of its obligations hereunder, including but not limited to, the fees, expenses and disbursements of such party's counsel.

         9. Non-Delivery of the Shares. If, on the Closing Date, the Issuer shall fail to deliver the Shares to the Purchaser pursuant to this Agreement for any reason other than the failure by the purchaser to comply with its obligations hereunder, the Issuer shall:

                  (I) hold the purchaser harmless against any loss, claim or damage arising from or as a result of such failure by the Issuer (including, without limitation, any such loss, claim or damage resulting from an obligation to resell the shares); and

                  (ii) reimburse the Purchaser for all of its out-of-pocket expenses, including fees and disbursements of its counsel, incurred by the Purchaser in connection with this Agreement and the transactions contemplated herein provided, however that the Issuer shall then be under no further liability to the Purchaser except as provided in this Section 3 and Section 10 hereof.

         10.      Indemnification

                  (a) In the event the purchaser becomes involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in or relating to this Agreement (except as expressly provided for in paragraph (c) of this Section 10), the Issuer will reimburse the Purchaser for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred, and will indemnify and hold the Purchaser harmless from and against any losses, claims, damages or liabilities to which it may become subject in connection with any such action, proceeding, investigation or matter, unless such loss, claim, damage or liability results primarily from the Purchaser's gross negligence, recklessness or bad faith in performing the services which are the subject of this Agreement.

                  (b) In the event that the Issuer becomes involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in or relating to this Agreement (except as expressly provided for in paragraph (c) of this Section 10), the Purchaser will reimburse the Purchaser for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred, and will indemnify and hold the Purchaser harmless from and against any losses, claims, damages or liabilities to which it may become subject in connection with any such action, proceeding, investigation or matter, unless such loss, claim, damage or liability results primarily from the Purchaser's gross negligence, recklessness or bad faith in performing the services which are the subject of this Agreement.

                  (c) Promptly after receipt by an indemnified  party under this
Section 10 of notice of the commencement of any action, such indemnified party shall notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have pursuant to this Section 10 unless, due to the failure to be so notified, the indemnifying party is unable to contest the losses or claims indemnified against, and such omission shall in no event relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 10. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may elect by written notice delivered to such indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, (who shall not, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, be counsel to the indemnifying party)' provided, however that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available too it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and otherwise to participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying shall not be liable for the expenses of more than one separate counsel for each indemnified party). (Ii) the indemnifying party shall not have employer counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; provided further, however, that if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to its such clauses clause (i) or (iii). No indemnifying party shall consent to entry of any judgment or enter into any settlement without the consent of the indemnified party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

         11. Survival of the Representations, Warranties Etc. The respective agreements, representations, warranties, indemnities and other statements made by or on behalf of the Issuer and the Purchaser, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or person controlling or under common control with, such party and will survive delivery of any payment for the Shares.

         12. Notices. All communications hereunder shall be in writing, and, if sent to the Purchaser shall be sufficient in all respects if delivered, sent by registered mail, or by telecopy and confirmed to the Purchaser at:

                           Name:

                           Address:



                           Attention:

or if sent to the Issuer, shall be delivered, sent by registered mail or by telecopy and confirmed to the Issuer at:

                           Name:            GreenMan Technologies, Inc.

                           Address:         7 Kimball Lane, Building A
                                            Lynnfield, MA 01940

                           Attention:       Maurice E. Needham - CEO

                           Telephone:       (617) 224-2411
                           Telecopy:        (617) 224-0114

         13.      Miscellaneous.

                  (a) This Agreement may be executed in one or more counterparts and it is not necessary that signatures of all parties appear on the same counterpart but such counterparts together shall constitute but one and the same agreement.

                  (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and, with respect to Section 10 hereof, the officers, directors and controlling persons thereof and each person under common control therewith, and no other person shall have any right or obligation hereunder.







                  (c) This agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to conflicts of laws principles).

                  (d) Facsimile signatures of this Agreement shall be binding on all parties hereto.

                  (e) The headings of the section of this document have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.



         14.   Time of Essence. Time shall be of the essence in this Agreement

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, al as of the day and year first above written.

                           GREENMAN TECHNOLOGIES, INC.


                           /s/ Joseph E. Levangie
                           ----------------------
                           BY:
                           NAME: JOSEPH E. LEVANGIE
                           TITLE: CHIEF FINANCIAL OFFICER



                           ACTING IN ITS CAPACITY AS AGENT FOR CERTAIN
                           NON-U.S. PERSONS


                           /s/
                           --------------------
                           BY:
                           NAME:
                           TITLE:






                                     ANNEX A


         (a) The Purchasers acknowledges that the certificates evidencing the Shares will bear the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT", AND HAVE BEEN SOLD IN RELIANCE ON THE EXEMPTION FROM REGISTRATION PROVIDED BY REGULATION S UNDER THE SECURITIES ACT "("REGULATION S"), DURING THE PERIOD PRIOR TO THE FORTY-FIRST DAY AFTER THE DATE OF THIS CERTIFICATE, (THE "RESTRICTED PERIOD"), THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY, WITHIN THE UNITED STATES (AS DEFINED IN REGULATION
S), TO A U.S. PERSON (AS DEFINED IN REGULATION S) OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON. THE PRECEDING SENTENCE SHALL HAVE NO FURTHER EFFECT SUBSEQUENT TO THE EXPIRATION OF THE RESTRICTED PERIOD AND THEREAFTER THIS LEGEND MAY BE REMOVED UPON PRESENTATION OF THIS CERTIFICATE TO THE TRANSFER AGENT FOR GREENMAN TECHNOLOGIES, INC."

         The Issuer covenants and agrees that following the expiration of the restricted Period it will advise the transfer agent for the Common Stock, upon the request of a record holder of the Shares, that the foregoing can be removed from the certificate of Shares.

         (b) The Purchaser represents and warrants to the Issuer that, as of date hereof and as of the Closing Date, neither it nor any of its affiliates, and covenants the during the Restricted Period neither it nor any of its affiliates will establish or maintain, any short position (including any short call position or any long put position) with respect to the Common Stock of the Issuer, and that no such person or entity is a party to, nor shall it enter into during the Restricted Period, any contract or arrangement having the effect of eliminating or substantially diminishing the risk of ownership of the Shares.